EXHIBIT 3.39

SECOND AMENDED AND RESTATED OPERATING AGREEMENT
OF
PEOPLE MEDIA, L.L.C.

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made and entered into as of this ___ day of April, 2013 by People Media, Inc., a Delaware corporation, as the sole “Member” People Media, L.L.C., formerly known as of Zencon Technologies, L.L.C., an Arizona limited liability company (the “Company”).  This Agreement amends and restates that certain Amended and Restated Operating Agreement of the Company, dated May 24, 2007.

WHEREAS, on May 24, 2007 hereof, ZMS, LLC, a Delaware limited liability company wholly owned by the Member, merged with and into the Company pursuant to the Articles of Merger filed with the Arizona Corporation Commission; and

WHEREAS, pursuant to the Contribution and Merger Agreement, dated May 23, 2007, among, amongst others, the Member, the Company, and the former members of the Company (the “Merger Agreement”), each membership unit of ZMS, LLC was converted into a membership unit of the Company and the former members of the Company received cash and shares of stock of Member in exchange for their membership interests in the Company.

WHEREAS, on or about October 15, 2007 by amendment to the Articles of the Company, the name of the Company was changed to People Media, L.L.C.

WHEREAS, on December 17, 2012 certain amendments were made to the Company’s Articles; and

WHEREAS, the name of the Company’s sole member was changed to People Media, Inc., a Delaware corporation; and

WHEREAS, the Company desires to Amend and Restate its Operating Agreement to reflect the changes.

NOW, THEREFORE, the Member desires to amend and restate the Company’s Operating Agreement pursuant to the laws of the State of Arizona.  Accordingly, in consideration of the covenants contained herein, the Company and Member agrees as follows:

1.  Organization of the Company.

1.1                               Formation.  The Company was formed on February 1, 2001, by filing Articles of Organization with the Arizona Corporation Commission (the “ACC”), pursuant to Section 29-634 of the Arizona Limited Liability Company Act, Chapter 4 of Title 29, Arizona Revised Statutes, as amended from time to time (the “Act”).  The rights and liabilities of the Member will be as provided in the Act, except as expressly provided in this Agreement.  If there is any inconsistency between any provision of this Agreement and any provision of the Act, this Agreement will govern to the extent such provision of the Act can be modified.

1.2                               Effective Date.  In connection with the merger of the Company, Articles of Merger that comply with the requirements of the Act were properly filed with the ACC on May 23, 2007.  This Agreement shall be effective as of the date such Articles of Merger were filed (the “Effective Date”).

1.3                               Name.  The name of the Company is People Media, L.L.C.

1.4                               Statutory Agent.  The name and address of the statutory agent for service of process for the Company in the state of Arizona is National Registered Agents, 2390 East Camelback Road, Phoenix, AZ 85016, or such other person or entity as the Member shall appoint from time to time.

1.5                               Principal Office.  The address of the Company’s known place of business in the state of Arizona is 25 South Arizona Place, #520, Chandler, Arizona 85225.  The Member shall be authorized to change the location of the known place of business of the Company; provided, however, that such change is authorized under the Act.

1.6                               Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

1.7                               Intention for Limited Liability Company.  The Member has formed the Company as a limited liability company under and pursuant to the Act.  The Member specifically intend that the Company will, for purposes of the Internal Revenue Code of 1986, as amended, be disregarded as an entity separate from the Member for federal income tax purposes.

1.8                               Term.  The term of the Company began on February 1, 2001 (the date on which the certificate of formation was filed with the ACC) and will continue until the Company is terminated pursuant to Article 5.

2.  Management of the Company

2.1                               Exclusivity.  The business and affairs of the Company will be managed by or under the direction of, and the right and power to act for or to bind the Company will be vested exclusively in, one or more managers (each, a “Manager”).  The Company shall initially have one (1) Manager, but the Member may increase such number or later decrease the number of Managers in accordance with this Agreement, provided that in no instance shall there be less than one (1) Manager.  The initial Manager shall be the Member.  A Manager need not be a resident of the State of Arizona.  A Manager shall hold office until the earlier of its resignation or removal in accordance with the provisions of this Agreement or the Act.  Except as otherwise expressly provided in this Agreement, the Manager will have the exclusive power and authority to take such action for and on behalf of the Company as the Manager from time to time deems necessary or appropriate to carry on the Company’s business and to carry out the purposes for which the Company was organized.

2.2                               Delegation by Manager.  The Manager can delegate any part of the right and power to manage the business and affairs of the Company, and to act for or to bind the Company, to persons, including employees or agents of the Company, who may be designated as officers (the “Officers”) of the Company, and assign titles (including, without limitation, Chairman, President, Financial Vice-President, Treasurer, and Secretary) to any such person.  Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Arizona Corporations Act, the assignment of such title will constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 2.2 may be revoked at any time by the Manager.  An Officer may be removed with or without cause by the Manager.  The initial Officers of the Company shall be:

Sharon Matthews	Chief Executive Officer and President

William Byers	Chief Financial Officer and Secretary

2.3                               Specific Authority.  Without limiting the general authority of the Manager under Section 2.1, and subject to the Manager’s authority to delegate such rights and powers under Section 2.2, the Manager shall have the exclusive authority, on behalf of the Company, to:

(a)                                 perform all functions required or permitted to be performed by it under this Agreement;

(b)                                 enter into, execute, file, record, publish, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instruments;

(c)                                  incur and pay expenses;

(d)                                 enter into and perform contracts;

(e)                                  open, maintain, and close bank, brokerage custodian, or other accounts and draw checks or other orders for the payment of money;

(f)                                   invest, liquidate and reinvest Company funds;

(g)                                  file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Company, including executing, delivering and filing any certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the ACC and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business; and

(h)                                 bring and defend actions in law or at equity and compromise, submit to arbitration, or settle claims in favor of or against the Company.

3.  Capitalization

3.1                               Initial Capitalization.  The Member owns 100% of the membership interests in the Company.  The Member has made a contribution to the capital of the Company by delivering to the Company in cash, and no other property, the sum of $10.

3.2                               Additional Contributions.  The Member is not required to make any additional capital contribution to the Company.  However, the Member may at any time make additional capital contributions to the Company.

4.  Profits, Losses and Distributions

4.1                               Profits and Losses.  The Member will treat all profits and losses of the Company as its own profits and losses for Federal income tax purposes.

4.2                               Distributions.  Distributions will be made to the Member at the times and in the aggregate amounts determined by the Manager in its discretion.  Notwithstanding any provision to the contrary contained in this Agreement, the Company will not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 29-706 of the Act or other applicable law.

5.  Dissolution, Liquidation and Termination

5.1                               Dissolution.  The Company will continue until the first to occur of any of the following events:

(a)                                 the entry of a decree of judicial dissolution of the Company pursuant to Section 29-785 of the Act; or

(b)                                 the election by the Member to dissolve the Company.

5.2                               Liquidation.  Upon dissolution of the Company, the Manager will wind up the affairs of the Company and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Company.  Subject to the Act, after all liabilities of the Company have been satisfied or duly provided for, the remaining assets of the Company will be distributed to the Member.

5.3                               Termination.  When all the remaining property and assets have been applied and distributed in accordance with Section 5.2, the Manager (or such other person or entity designated by the Manager) shall cause Articles of Termination to be executed and filed with the ACC in accordance with the Act, and will take all other actions necessary to terminate the Company.

6.  Credit Related Provisions

6.1                               Interests certificated.  Ownership of membership interests in the Company (collectively, “Interests”) shall be evidenced by certificates.  Any certificate issued to the Member need not bear a seal of the Company but shall be signed by the Manager certifying the Interest represented by such certificate.  The books reflecting the issuance of any certificates shall be kept by the Manager.  The certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued and shall exhibit the holder’s name and the percentage ownership represented by the Interest.  The Manager may determine the conditions upon which a new certificate may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the Company and any transfer agent and registrar against any and all loss or claims which may arise by reason of the issuance of a new certificate in the place of the one lost, stolen, or destroyed.

6.2                               Uniform Commercial Code.  For all purposes under this Agreement, the Credit Agreement dated as of May 24, 2007 by and among the Company, American Capital Financial Services, Inc., a Delaware corporation (the “First Lien Agent”), as agent, the Lenders (as defined therein) party thereto, and Zencon Holdings Corporation, a Delaware corporation (“Holdings”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Pledge and Security Agreement, dated as of May 24, 2007, by Company and Holdings in favor of the First Lien Agent (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Pledge Agreement”), the Note Purchase Agreement dated as of May 24, 2007 by and among Holdings, the Company, American Capital Financial Services, Inc., a Delaware corporation (the “Second Lien Agent” and together with the First Lien Agent, the “Agents”), as agent, the Purchasers (as defined therein) party thereto (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), and the Pledge and Security Agreement, dated as of May 24, 2007, by the Company and Holdings in favor of the Second Lien Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Pledge Agreement” and together with the First Lien Pledge Agreement the “Pledge Agreements”), from time to time all Interests and the certificates representing the same shall be deemed a security or securities governed by Article VIII of the Uniform Commercial Code.

6.3                               Pledged Units and Membership Interests.  The Member and the Company hereby acknowledge and agree (i) to the pledge and encumbrance of the Interests, together with the physical delivery of the certificates representing the same, to the Agents or the other Lenders or Purchasers, consistent with and pursuant to the Pledge Agreements, (ii) that any Agent and/or any such Lender or Purchaser shall be entitled to become a Member and other otherwise effect the transfer of such Interests of the Member to itself, a Lender, a Purchaser or any other Person consistent with the Credit Agreement, the Purchase Agreement and Pledge Agreements and to thereafter exercise all rights and other entitlements of membership pertaining thereto, in all cases without being required to make any contribution to the capital of the Company, (iii) that any such transferees shall be deemed a Member without further action upon the effectiveness of such transfers, (iv) that all transfers pursuant to and in accordance with the Pledge Agreements shall be permitted under this Agreement, and (v) that all transfers of any Interests shall be subject to and restricted by the Pledge Agreements.  Any pledge agreement required by any Agent and executed by the Member shall in all respects be deemed among the Pledge Agreements for all purposes under this Agreement.

7.  Miscellaneous

7.1                               Amendment.  Amendments to this Agreement may be made only by an instrument in writing signed by the Member and the Company.

7.2                               Limited Liability.  Except as otherwise provided by the Act, none of the Member, any Manager or any Officer of the Company will be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being the Member, Manager or an Officer of the Company.

7.3                               Parties in Interest.  This Agreement, including Article 3, is entered into for the sole and exclusive benefit of the Member and the Company.  No other person will have any rights under this Agreement, and the Member will have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

7.4                               Governing Law.  This Agreement and all amendments hereto will be governed by the internal laws (and not the laws pertaining to choice or conflict of laws) of the State of Arizona.

7.5                               Severability.  If any provision or part of this Agreement, or the application of such provision or part to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision or part to other persons or circumstances, will not be affected.

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Signature Page Follows

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER

People Media, Inc. a Delaware corporation, Its sole Member and Manager

By:

Name:

Title:

S-1